CONTRACT FOR THE MANUFACTURING OF PHARMACEUTICAL PRODUCTS

THIS AGREEMENT made on the (25) twenty fifth of October in the year (2016) two thousand sixteen.

BY AND BETWEEN

Immune Therapeutics, Inc. registered under the laws of the State of Florida, United States of America, and incorporated under P3000082736, with its corporate domicile and main office at 37 N Orange Ave 607, Orlando Florida and represented by Noreen Griffin, Chief Executive Officer, with her Passport No.496803653.

Hereinafter called the "TNI"

AND

Acromax Dominicana, S A registered under the laws of the Dominican Republic, with their RNC 1-01-01783-1, with its corporate domicile and main office at Av. 27 de Febrero Esq. calle H, Zona Industrial de Herrera, Santo Domingo, Dominican Republic and represented by Maximiliano J. Valdes D., President, with his ID number 001-0203421-2.

Hereinafter called the "Acromax"

The parties hereby agree to this Contract for the Manufacturing of Pharmaceutical Products, according to the following clauses:

FIRST: RECITALS:

A. TNI has developed a pharmaceutical product with patents No. 62/296759 and 4537878, designed to enhance the immune system and treat lymphoma, HIV virus/AIDS, Kaposi Sarcoma, Lymphoma, Ovarian Cancer, Epithelial, Germ Cell Tumor, Low Malignant Potential Tumor, Crohn's Disease, Prostate Cancer, Irritable Bowel Syndrome, Pancreatic Cancer, Pancreatic Neuroendoctrine Tumors, Parkinson's disease, multiple sclerosis, and herpes. This product is composed of the active drug naltrexone hydrochloride and can be commercialized in the form of a tablet, capsule, or as a cream, as per specification attached hereto. The product is called LDN. The form of this drug can be modified as agreed to in writing by the parties.

B. Acromax is a laboratory that specializes in the manufacturing of a variety of pharmaceutical products, and has the necessary license and permits to manufacture, import and export pharmaceutical products. Acromax must

obtain the necessary permits to product and commercialize LDN. TNI will provide the necessary information for Acromax to obtain these permits.

SECOND: PURPOSE OF THE CONTRACT:

The purpose of this contract is to set out the terms and conditions under which Acromax will carry out the services of producing/manufacturing LDN tablets, capsules and/or creams. These tablets, capsules and creams will be manufactured for export purposes only. TNI or its assigns will direct where they will be exported to. In the manufacturing and packaging process, Acromax must comply with any and all technical specifications provided by TNI and must also comply with Good Manufacturing Practices (CGMP) of Dominican Republic and will maintain the their certification of ISO 9001 and those of any regulatory bodies where the product is exported to. Technical specifications and CGMP will be attached hereto and incorporated herein.

THIRD: ACROMAX OBLIGATIONS: Acromax must fulfill the following obligations:

A. To obtain all permits and licenses necessary to carry out the manufacturing and packaging of LDN;

B. To obtain all permits and licenses necessary to import the raw materials tax free. TNI will be obligated to pay any import taxes that Acromax may incur, for packaging materials. TNI will pay all exporting taxes in those countries where export taxes cannot be waived. If these costs go beyond the cost projections agreed on by both parties in regards to imports and exports, both parties will agree on a form of payment by TNI;

C. To turn in the amounts of manufactured LDN ordered by TNI by purchase order for the first year, in monthly deliveries according to order received, which will be revised and agreed every three months;

D. To turn in the amounts of manufactured LDN ordered by TNI. A 3 month production plan must be provided by TNI based on Acromax capacity;

E. To use only the raw materials that have either been provided by TNI or previously approved by TNI and only in the amounts that been previously indicated in writing;

F. Acromax will maintain a general insurance policy that protects the raw materials that are provided by TNI and the finished LDN tablets, capsules and/or creams against any natural disaster, spoilage or destruction of any type, protecting capsules and/or creams and raw materials against any event by Acromax. The insurance policy must at all times protect the goods of the

inventory, finished and unfinished goods and raw materials provided by TNI from time to time;

G. To supply TNI with a process flow map prior to beginning the manufacturing and notify TNI in the event any changes are done after submission;

H. To allow periodic inspection of the manufacturing and packaging process to be carried out either by LDN directly or by a third party on behalf of TNI;

I. To manufacture the LDN tablets, capsules and/or creams in accordance with the technical specifications provided by LDN and attached hereto;

J. To ensure strict compliance with the Good Manufacturing Practices (CGMP) of Dominican Republic and will maintain the their certification of ISO 9001, applying for any other regulatory body of the countries where the products will be exported to;

K. To provide sufficient storage space for the raw materials, ingredients, and packaged products and to protect them from theft, flooding or vermin and spoilage and provide an insurance policy to cover the aforementioned materials;

L. To provide samples agreed with TNI of LDN tablets, capsules and/or creams for appropriate testing and to ship these samples to the facility designated by TNI. Acromax will provide the product and TNI will then ship it to where it decides. TNI will pay for any and all shipping costs;

M. To arrange for the exporting of the manufactured LDN or to deliver the product to where TNI or its assigns directs, tax-free.

N. TNI or its distributor will pay for any and all import, export, customs, shipping, transportations, insurance and storage costs in those countries it delivers to.

FOURTH: TNI´S OBLIGATIONS: TNI must fulfill the following obligations:

A. To send Acromax a purchase order for the purchase order for the first year, before the end of this month;
B. To provide Acromax with the necessary raw materials, and packaging for the manufacturing and packaging processes of LDN in a timely manner and at its own expense;
C. To provide Acromax with specifications for raw materials and finished product of LDN;
D. To provide Acromax with the necessary technical specifications for the manufacturing and packaging processes of LDN;
E. To pay Acromax, the agreed upon amount, before each monthly shipment;

F. To pay Acromax the agreed upon price for the design, analysis, document preparation, testing, registry of LDN capsules, only when Acromax Dominicana SE carries out these tasks;
G. To pick up the manufactured goods in a timely manner and/or provide instructions for export;
H. TNI or its distributor to assume any and all shipping and exporting costs of the LDN tablets and capsules and creams;
I. Arrange for the exporting of manufactured LDN to where TNI or its assigns directs. TNI will have the right to choose between arranging for exportation to be carried out, and directly exporting the finished LDN product.
J. Assign somebody to be in charge of communication between TNI and Acromax ;
K. Provide the design of the secondary packing and the instructions in any language TNI needs.

FIFTH: Acromax Dominicana SE agrees to the following:

A. The raw materials provided by TNI are to be used strictly for the manufacturing and packaging process of LDN and may under no circumstance be sold, transferred, or create a lien over, unless TNI has given prior written consent for such sale, transfer or lien;
B. Acromax will under no circumstance sell a pharmaceutical product containing the same formula and technical specifications as those used to manufacture and produce LDN;
C. Acromax will not share, license, or otherwise transfer the formula or technical specifications for the manufacturing of LDN;
D. Acromax will under no circumstance sell or produce a pharmaceutical product that is similar or substantially equivalent to LDN. This prohibition is will be in place during the duration of this contract and for three years after its duration;
E. Acromax will not share, transfer or license the formula en technical specifications used in the production of LDN, during the duration of this contract and for five years after its duration.

SIXTH: QUALITY CONTROL: TNI will have the right to carry out quality audits or to consent through a third party to inspect the manufacturing and packaging processes. TNI may solicit any quality certificate from Acromax that may be required by the regulatory bodies of the United States, Dominican Republic, or the importing countries, including the attached certificates, which can be modified from time to time by agreement between the parties.

SEVENTH: PLACE OF DELIVERY OF THE MANUFACTURED GOODS: The manufactured LDN tablets, capsules and/or creams will be packed and ready with all of the necessary specifications and documentation for pick-up by a freight forward company or whomever TNI or any of its assigns directs.

EIGHTH: TERM: This contract will have duration of five years starting on the date of signature of the present contract. The parties may agree to extend the duration of this contract for another year under the same terms and conditions. This agreement shall be made in writing, at least sixty days before the expiration of this contract.

NINTH: EARLY TERMINATION: The parties can terminate this contract under the following circumstances:

A. Mutual agreement,

B. Each party may terminate the contract if the other fails to materially comply with any of the obligations that are to be fulfilled under the present contract. In such an event, the nonbreaching party shall give written notice of such breach and the other party shall have thirty days to rectify before the termination is final.

Notwithstanding the above, TNI may terminate the contract without cause if Acromax does not act in strict accordance with the technical specifications provided by TNI and with the good manufacturing practices or those of any regulatory body of the importing countries. TNI must inform Acromax Dominicana SE at least thirty days before this event is to take place.

In case of early termination, Acromax will return any and all raw materials, finished products, patents, documents containing technical information, and any other property that belongs to TNI and complete all existing LDN purchase orders before termination at TNI expense.

TENTH: PAYMENT: TNI will pay Acromax a fixed fee for every tablet or capsule and for every cream it manufactures and packages in its primary package. (Exhibit A) These will be paid before shipment.

For the services of packaging for shipping and customs clearance, it will pay an additional fee according to invoice provided by Acromax Dominicana SE.

If during the duration of this contract, the costs for manufacturing and packaging should vary, Acromax must inform TNI in writing within sixty days in order for both parties to reach a new agreement on pricing in the form on an adendum.

ELEVENTH: ASSIGNMENT: Acromax may not, under any circumstance, assign this agreement, either totally or partially, or the rights contained herein without prior written consent and the Assignee's assumption of every obligation set forth herein. TNI may not, assign the rights and obligations contained herein, to third parties.

TWELFTH: LABOR RELATIONSHIP: The present agreement does not create any type of labor relationship between TNI and the employees of Acromax. Therefore, Acromax will be solely responsible for paying any and all wages, indemnifications, insurance policies, or any other payment due to its employees in accordance with all labor laws, any internal regulation and any trade union agreement, if one were to exist. Acromax must in every case, respect the workers´ labor and constitutional rights pursuant to the Dominican Republican legislations and that of the importing countries.

THIRTEENTH: NONDISCLOSURE: "Confidential Information" shall be defined as any nonpublic information disclosed by one party to the other party and shall be deemed to include the following information of the respective parties, without limitation: (a) e-mail addresses, customer lists, the names of customer contacts, the names of investor contacts, investor lists, professional contacts, business plans, technical data, product ideas, personnel, contracts and financial information; (b) patents, trade secrets, techniques, processes, business methodologies, schematics, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements; (c) information about costs, profits, markets and sales; (d) plans for future development and new product concepts; (e) all documents, books, papers, drawings, models, sketches, graphic design, photographs, type fonts, topographical treatments and text, illustrations, visual designs, animation, sound, visual elements, prints and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be disclosed, as well as written or oral instructions or comments.

Notwithstanding the foregoing, Confidential Information of a party shall not include information that (i) has become public knowledge through legal means without fault by the receiving party, (ii) is already public knowledge prior to the disclosure of the Confidential Information by the party disclosing Confidential Information ("Disclosing Party") to the party receiving Confidential Information ("Receiving Party"), (iii) is known to the Receiving Party prior to Disclosing Party's disclosure of the same pursuant to this

Agreement, or (iv) is independently developed by the Receiving Party without reference to or use of the Confidential Information.

In the performance of this Agreement or in contemplation thereof, each party and its employees and agents may have access to Confidential Information owned or controlled by the other party. All Confidential Information supplied by one party to the other shall remain the exclusive property of the party supplying same. The Receiving Party shall use a reasonable degree of care, which in any event shall not be less than the same degree of care which the Receiving Party uses to protect its own proprietary and confidential information, to keep, and have its employees and agents keep, confidential any and all Confidential Information. In keeping therewith, the recipient shall not copy or publish or disclose the Confidential Information to others, or authorize its employees, or agents or anyone else to copy, publish or disclose it to others, without the Disclosing Party's written approval, nor shall the Receiving Party make use of the Confidential Information except for the purposes of executing its obligations under this Agreement, and shall return the Confidential Information to the Disclosing Party at its request.

Without limiting the preceding paragraph, each party recognizes and acknowledges that:

a. the Confidential Information is a valuable, special and unique asset of the Disclosing Party and that disclosure of any confidential information would cause considerable harm to the Disclosing Party's business reputation;

b. it is vital to the Disclosing Party's legitimate business interests that (1) the confidentiality of the Confidential Information be preserved and (2) the Confidential Information only be used for the purpose of this Agreement;

c. disclosure of the Confidential Information to any other person or entity or use of the Confidential Information by or on behalf of any other person or entity could result in irreparable harm to the Disclosing Party;

d. disclosure or use beyond the permitted scope of Confidential Information entrusted to the Disclosing Party by its clients and contractors could expose Disclosing Party to substantial damages; and

e. Receiving Party shall not use or in any way implement the Confidential Information to compete with the Disclosing Party.

The furnishing of Confidential Information hereunder shall not constitute or be construed

as a grant of any express or implied license or other right, or a covenant not to sue or forbearance from any other right of action (except as it relates to the purpose of this Agreement), by Disclosing Party under any of its patents or other intellectual property rights.

FOURTEENTH: INTELLECTUAL PROPERTY RIGHTS AND USE OF INFORMATION: All trademarks, US and foreign patents and extensions thereof, trade secrets, formulas, ideas, designs, computer software, discoveries and procedures used or disclosed in relation to the services agreed upon in the present contract are owned exclusively by TNI and may be used only in relation to the manufacturing and packaging processes described herein. They may be given no other use unless there is prior written consent by TNI. Any and all inventions and discoveries, whether patentable or not, arising during the course of or as a result of this agreement, shall be the exclusive property of TNI. Title to any new and patentable discovery or invention and all related intellectual property rights conceived, made or reduced to practice by TNI or the parties in connection with this agreement shall vest exclusively in TNI.

FIFTEENTH: FORCE MAJEURE: For purposes of this Agreement, Force Majeure shall mean a cause or event that is not reasonably foreseeable or prevented or otherwise caused by or under the control of the Party, such as floods, wars and riots. If a case of force majeure were to arise, the party affected by it must inform the other party of its occurrence within three days. In that case, both parties may then agree on one of the following:

A. To continue to carry out this agreement in under the same terms and conditions;
B. To continue to carry out this agreement under new conditions;
C. To terminate the agreement without any further obligations;
D. If no agreement is reached, this contract will be terminated without any responsibility for either party.

SIXTEENTH: CONFLICT RESOLUTION:

Any and all disputes arising from this contract will be resolved in accordance to Dominican Republican legislation. Any dispute that the parties cannot resolve through mediation must submit to arbitration in accordance to the Law of Commercial Arbitration No. 489-08. The arbitration procedure will be held in Spanish and will be administered by the Chamber of Commerce of Santo Domingo, Dominican Republic.

SEVENTEENTH: REVISION AND MODIFICATIONS TO THE PRESENT CONTRACT: The parties agree that any modification that may be agreed upon must be done in the form of an adendum and will be considered part of the present agreement.

EIGHTEENTH: TNI gives Acromax exclusivity in the prodution and the sale of LDN for the following nations: Benin, Burkina Faso, Cote D'Ivoire, Gambia, Ghana, Guinea, Guinea Bissau, Liberia, Mali, Niger, Nigeria, Senegal, Sierra Leone, Togo. Maintaining TNI the right to contract any other Company, only for the amounts of LDN that Acromax can not deliver, to these African nations.

25 de Octubre de 2016.-

IMMUNE THERAPEUTICS,Inc (TNI)
Noreen Griffin

ACROMAX DOMINICANA SA
Maximiliano J. Valdes D.

Yo, Licda. **ZUNILDA JAQUEZ LIRIANO**, abogado, Notario Público de los del Número para el Distrito Nacional, matrícula No. 818, **CERTIFICO Y DOY FE**, de que las firmas que aparecen al pie del presente documento fueron puestas en mi presencia y pertenecen a los señores Noreen Griffin y, Maximiliano J. Valdes D, quienes me han manifestado que esas son las firmas que acostumbran usar en todos los actos de sus vidas, sean públicos o privados, por lo que merecen entero crédito. En la ciudad de Santo Domingo, capital de la República Dominicana, a los (25) días del mes de Octubre del año Dos mil Dieciséis (2016).

Licda. ZUNILDA JAQUEZ LIRIANO
Abogado Notario Público